Exhibit 99.2

ServisFirst Bancshares, Inc. Set to Join Russell 3000 Index

BIRMINGHAM, AL - (PR Newswire) – June 18, 2014 – ServisFirst Bancshares, Inc. (NASDAQ: SFBS) (“ServisFirst”), the holding company for ServisFirst Bank, is set to join the broad-market Russell 3000 Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 27, according to a preliminary list of additions posted June 13 on www.russell.com/indexes.

Annual reconstitution of Russell's U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 Index or small-cap Russell 2000 Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. The Russell 3000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $5.2 trillion in assets are benchmarked to the Russell Indexes. Russell calculates more than 700,000 benchmarks daily covering approximately 98 percent of the investable market globally, more than 80 countries and 10,000 securities.

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary, ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Montgomery, Mobile and Dothan, Alabama, Pensacola, Florida and Nashville, Tennessee. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbank.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words “believe,” “expect,” “anticipate,” “project,” “plan,” “intend,” “will,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our Registration Statement on Form S-1 and our other SEC filings. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbank.com or by calling (205) 949-0302.

Contact: ServisFirst Bank

Davis Mange (205) 949-3420

DMange@servisfirstbank.com